                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         MSH SUPERMARKETS HOLDING CORP.,

                               MS OPERATIONS, INC.

                                       AND

                            MARSH SUPERMARKETS, INC.

                             DATED AS OF MAY 2, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I THE MERGER.....................................................     1
   Section 1.1  The Merger...............................................     1
   Section 1.2  Closing..................................................     1
   Section 1.3  Effective Time...........................................     2
   Section 1.4  Effects of the Merger....................................     2
   Section 1.5  Articles of Incorporation; By-laws.......................     2
   Section 1.6  Directors and Officers...................................     2

ARTICLE II CONVERSION OF SHARES AND ASSOCIATED COMPANY RIGHTS;
   SHAREHOLDERS MEETING..................................................     2
   Section 2.1  Conversion of Securities.................................     2
   Section 2.2  Treatment of Company Stock Options.......................     3
   Section 2.3  Surrender of Shares and Associated Company Rights; Stock
                Transfer Books...........................................     3
   Section 2.4  Withholding Taxes........................................     5
   Section 2.5  Further Action...........................................     5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     6
   Section 3.1  Organization; Subsidiaries; Charter Documents............     6
   Section 3.2  Capitalization of the Company............................     7
   Section 3.3  Corporate Authorization; Board Approval..................     9
   Section 3.4  Governmental Approvals...................................    10
   Section 3.5  Non-Contravention........................................    10
   Section 3.6  Company SEC Documents....................................    11
   Section 3.7  Financial Statements; No Undisclosed Liabilities;
                Internal and Disclosure Controls.........................    11
   Section 3.8  Information in Disclosure Documents......................    12
   Section 3.9  Absence of Certain Changes...............................    12
   Section 3.10 Insurance................................................    13
   Section 3.11 Real Property; Title to Assets...........................    13
   Section 3.12 Company Intellectual Property............................    15
   Section 3.13 Litigation...............................................    16
   Section 3.14 Taxes....................................................    16
   Section 3.15 Employee Benefit Plans...................................    18
   Section 3.16 Compliance with Laws; Permits............................    23
   Section 3.17 Environmental Matters....................................    23
   Section 3.18 Company Material Contracts...............................    25
   Section 3.19 Finders' Fees............................................    26
   Section 3.20 Opinions of Financial Advisors...........................    26
   Section 3.21 Takeover Statutes; Rights Plan...........................    27
   Section 3.22 Transactions with Affiliates.............................    27
   Section 3.23 Labor Matters............................................    27

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   Section 3.24 10b-5....................................................    28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..............    28
   Section 4.1  Organization and Power...................................    28
   Section 4.2  Corporate Authorization..................................    28
   Section 4.3  Governmental Authorization...............................    29
   Section 4.4  Non-Contravention........................................    29
   Section 4.5  Information Supplied.....................................    29
   Section 4.6  Litigation...............................................    30
   Section 4.7  Finders' Fees............................................    30
   Section 4.8  Sub......................................................    30
   Section 4.9  Share Ownership..........................................    30

ARTICLE V COVENANTS......................................................    30
   Section 5.1  Interim Operations of the Company........................    30
   Section 5.2  Access to Information....................................    33
   Section 5.3  Reasonable Best Efforts..................................    33
   Section 5.4  Employee Matters.........................................    34
   Section 5.5  No Solicitation..........................................    35
   Section 5.6  Shareholders Meeting.....................................    38
   Section 5.7  Additional Agreements....................................    39
   Section 5.8  Publicity................................................    39
   Section 5.9  Notification of Certain Matters..........................    39
   Section 5.10 Directors' and Officers' Insurance and Indemnification...    40
   Section 5.11 Proxy Statement..........................................    41
   Section 5.12 Cooperation..............................................    42
   Section 5.13 Rights Plan..............................................    43
   Section 5.14 Solvency Letter..........................................    43
   Section 5.15 Pre-Closing Reorganization...............................    43

ARTICLE VI CONDITIONS....................................................    44
   Section 6.1  Conditions to the Obligations of Each Party..............    44
   Section 6.2  Conditions to the Obligations of Parent and Sub..........    44
   Section 6.3  Conditions to the Obligations of the Company.............    46
   Section 6.4  Frustration of Closing Conditions........................    46

ARTICLE VII TERMINATION..................................................    46
   Section 7.1  Termination..............................................    46
   Section 7.2  Notice of Termination; Effect of Termination.............    48
   Section 7.3  Expenses; Termination Fees...............................    48

ARTICLE VIII MISCELLANEOUS...............................................    50
   Section 8.1  Definitions..............................................    50
   Section 8.2  Amendment and Modification...............................    52

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   Section 8.3  Nonsurvival of Representations and Warranties............    52
   Section 8.4  Notices..................................................    52
   Section 8.5  Interpretation...........................................    53
   Section 8.6  Counterparts.............................................    53
   Section 8.7  Entire Agreement; No Third Party Beneficiaries...........    53
   Section 8.8  Severability.............................................    54
   Section 8.9  Specific Performance.....................................    54
   Section 8.10 Governing Law............................................    54
   Section 8.11 Assignment...............................................    54
   Section 8.12 Consent to Jurisdiction; Waiver of Jury Trial............    54

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 2, 2006, by and among MSH SUPERMARKETS HOLDING CORP., a Delaware corporation ("Parent"), MS OPERATIONS, INC., an Indiana corporation and a wholly owned subsidiary of Parent ("Sub"), and MARSH SUPERMARKETS, INC., an Indiana corporation (the "Company").

          WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company and the Board of Directors of the Company, based on the recommendation of the Special Committee, have unanimously (i) determined that the Merger, including the consideration to be paid for each outstanding share (collectively, the "Shares") of (A) Class A Common Stock, without par value, of the Company (the "Class A Company Common Stock") and (B) Class B Common Stock, without par value, of the Company (the "Class B Company Common Stock", and together with the Class A Common Stock, the "Company Common Stock") in the Merger is advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement and the Merger and (iii) resolved to recommend approval of this Agreement and the Merger by such shareholders;

          WHEREAS, Parent has delivered to the Company a copy of the equity commitment letter (the "Equity Commitment Letter") dated as of the date hereof, among Sun Capital Partners IV, LP, Parent and Sub;

          WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable to enter into, this Agreement; and

          WHEREAS, the Board of Directors of the Company has approved in advance the transactions contemplated by this Agreement for purposes of the provisions of Section 23-1-43 of the Indiana Business Corporation Law (the "IBCL").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCL, at the Effective Time, Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") which shall be the second business day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 or at such other time, date or place as agreed to in writing by the parties hereto.

          Section 1.3 Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with the relevant provisions of, the IBCL. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Indiana (or such later time as shall be agreed to by the parties hereto and is specified in the Articles of Merger) will be the "Effective Time".

          Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.5 Articles of Incorporation; By-laws.

          (a) Articles of Incorporation. At the Effective Time and without any further action on the part of the Company or Sub, the restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the IBCL.

          (b) By-Laws. At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by Law.

          Section 1.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II

               CONVERSION OF SHARES AND ASSOCIATED COMPANY RIGHTS;
                              SHAREHOLDERS MEETING

          Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) Company Common Stock. Each Share, together with the associated Company Right, issued and outstanding immediately prior to the Effective Time (other than any Shares (and the associated Company Rights) to be cancelled pursuant to Section 2.1(b)) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $11.125 in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share (and the associated Company Right) in the manner provided in Section 2.3, less any required withholding taxes.

          (b) Treasury Shares. Each Share held in the treasury of the Company and each Share (and associated Company Right) owned by Parent, Sub or any other wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation.

          Section 2.2 Treatment of Company Stock Options.

          (a) Company Stock Options. At the Effective Time, each then outstanding option to purchase Shares (collectively, a "Company Stock Option"), granted pursuant to the Company's 1998 Stock Incentive Plan, the Company's 1999 Outside Directors Stock Option Plan, the Company's 1991 Employee Stock Plan and the Company's 1992 Stock Option Plan for Outside Directors (collectively, "Company Stock Plans") whether or not then vested or exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation (and, if necessary, Parent shall provide funds to the Surviving Corporation sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

          (b) Equity Plans. Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, take all actions necessary to ensure that following the Effective Time no holder of any Company Stock Option or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.

          Section 2.3 Surrender of Shares and Associated Company Rights; Stock Transfer Books. (a) Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares (and associated Company Rights) in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Shares (and associated Company Rights) shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent or Sub will cause to be deposited in trust with the Paying Agent cash in an amount equal to the aggregate Merger Consideration to which shareholders of the Company are entitled to receive pursuant to this
Article II. Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission ("SEC") or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) Surrender of Certificates. As soon as practicable after the Effective Time (but in no event more than five business days after the Effective
Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (and the associated Company Rights) (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Surviving Corporation shall reasonably specify) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share (and the associated Company Right) formerly represented by such Certificate, and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. As used in this Agreement, "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, that Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (d) Remaining Funds. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable, without interest, to which such holders may be entitled pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any party hereto shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e) No Further Rights. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock (and the associated Company Rights) on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares (and the associated Company Rights) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares (and the associated Company Rights) except as otherwise provided for herein or by applicable Law.

          Section 2.4 Withholding Taxes. Each of the Paying Agent, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or the consideration otherwise payable to a holder of Company Common Stock (and the associated Company Rights) or Company Stock Options, as the case may be, pursuant to the Merger such amounts as the Paying Agent, the Company, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (and the associated Company Rights) or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Company, Parent or the Surviving Corporation, respectively.

          Section 2.5 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Sub as follows:

          Section 3.1 Organization; Subsidiaries; Charter Documents.

          (a) Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          As used in this Agreement, the term "Company Material Adverse Effect" means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, revenues, expenses, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic factors generally affecting the economy or financial markets as a whole or the industries in which the Company or any of its Subsidiaries operates which do not disproportionately impact the Company or any of its Subsidiaries, (ii) any change in Laws, unless such change adversely affects the Company or any of its Subsidiaries disproportionately in comparison to their respective competitors, (iii) the public announcement of this Agreement and the transactions contemplated hereby, and (iv) the performance by the Company of its obligations pursuant to this Agreement.

          (b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule") sets forth a complete list of the Company's Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock, equity or membership interests and such list sets forth the jurisdiction of organization, the authorized and outstanding capital stock and the beneficial ownership of each Subsidiary.

          As used in this Agreement, the term "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

          (c) Charter Documents. The Company has delivered or made available to
Parent: (i) a true and correct copy of each of the restated articles of incorporation and by-laws of the Company, as amended to date (collectively, the "Company Charter Documents") and (ii) true and correct copies of the articles of incorporation or organization and by-laws or operating agreements, or like organizational documents, each as amended to date (collectively, "Subsidiary Charter Documents") of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents.

          Section 3.2 Capitalization of the Company.

          (a) Company Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Class A Company Common Stock, 15,000,000 shares of Class B Company Common Stock and 5,000,000 shares of cumulative preferred stock, par value $100 per share, of the Company (the "Preferred Stock") of which 100,000 shares are designated as Series A Junior Participating Cumulative Preferred Stock and have been reserved for issuance upon the exercise of the rights (the "Company Rights") distributed to holders of the Company Common Stock pursuant to the Amended and Restated Rights Agreement, dated as of December 24, 1998 (the "Rights Plan"), between the Company and National City Bank, as Rights Agent. As of the close of business on May 1, 2006,
(i) 3,734,927 shares of Class A Company Common Stock were issued and outstanding and 980,326 shares were held by the Company as treasury shares, (ii) 4,177,372 shares of Class B Company Common Stock were issued and outstanding and 1,087,786 shares were held by the Company as treasury shares, (iii) 1,682,625 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (including shares referred to in (iv) and (v) below), (iv) 1,198,835 shares of Class A Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such Company Stock Options, (v) 435,850 shares of Class B Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such Company Stock Options, (vi) no shares of Preferred Stock were issued and outstanding and
(vii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which shareholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the plans and agreements applicable to the Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, or are subject to, preemptive rights or similar rights. Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the "Company Securities"). None of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party, or of which the Company has knowledge, with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.

          For purposes of this Agreement, "knowledge of the Company", "Company's knowledge" or similar "knowledge" qualifiers mean the actual knowledge after due inquiry of the individuals set forth in Section 3.2(a) of the Company Disclosure Schedule.

          (b) Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any liens, charges, security interests, options, claims, pledges, licenses, limitations in voting rights or other encumbrances of any nature whatsoever (collectively, "Liens"). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities").

          (c) Indebtedness. (i) Section 3.2(c)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote.

          (ii) Section 3.2(c)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, of all standby letters of credit, performance or payment bonds, guarantee arrangements and surety bonds of any nature relating to the Company or any of its Subsidiaries.

          As used in this Agreement, the term "Contract" means any agreement, contract, subcontract, lease, indenture, note, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

          As used in this Agreement, the term "Indebtedness" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

          Section 3.3 Corporate Authorization; Board Approval.

          (a) Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval of this Agreement and the Merger by a majority of all of the votes entitled to be cast on this Agreement and the Merger by the holders of outstanding Company Class A Common Stock and Company Class B Common Stock, voting separately as classes (the "Company Requisite Vote"). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

          (b) Special Committee Approval. The Special Committee has, at a meeting thereof duly called and held on or prior to the date hereof, unanimously
(i) determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) determined and recommended that this Agreement and the Merger be approved and adopted by the Company's Board of Directors, and (iii) recommended that the Company's Board of Directors make the Company Recommendation.

          (c) Board Approval. The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof and, based on the recommendation of the Special Committee, unanimously (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) resolved to make the Company

Recommendation, and (iv) directed that this Agreement and the Merger be submitted to the Company's shareholders for approval.

          Section 3.4 Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a "Governmental Authority") other than: (a) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth on Section
3.4 of the Company Disclosure Schedule; (d) the filing with the SEC of (i) a Proxy Statement and other solicitation materials relating to the Shareholders Meeting and (ii) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (e) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.5 Non-Contravention. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (a) contravene, conflict with or violate the Company Charter Documents or the Subsidiary Charter Documents; (b) subject to obtaining the approval of this Agreement and the Merger by the Company's shareholders as contemplated in Section 5.6 and obtaining all the consents, approvals and authorizations specified in clauses (a) through (e) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority ("Law"), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority ("Order") binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (c) subject to obtaining all the consents, approvals and authorizations specified in clauses (a) through (e) of Section 3.4 and Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (i) any Contract or (ii) any Company Permit; or (d) result in the creation or imposition of any Liens on any asset of the Company or any of its Subsidiaries; other than, in the case of clauses (b), (c) or (d), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.6 Company SEC Documents. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002 (collectively, the "Company SEC Documents"). The Company SEC Documents (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

          Section 3.7 Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls.

          (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the "Company Financials"): (i) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, all of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated balance sheet of the Company contained in the Company SEC Documents as of January 7, 2006 is hereinafter referred to herein as the "Company Balance Sheet," and January 7, 2006 is hereinafter referred to herein as the "Company Balance Sheet Date".

          (b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Balance Sheet and (ii) liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged in any securitization transactions or

"off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

          (c) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange
Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (e) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

          (f) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting other than as disclosed in the Company SEC Documents or Section 3.7(f) of the Company Disclosure Schedule.

          Section 3.8 Information in Disclosure Documents. Neither the Proxy Statement to be filed with the SEC in connection with the Merger nor any amendment or supplement to the Proxy Statement, will contain at the date the Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will, when filed with the SEC, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          Section 3.9 Absence of Certain Changes. Except as disclosed in Section
3.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, development, event, condition, occurrence or effect that (a) would be prohibited by the terms of Section 5.1 had such occurred subsequent to the date hereof, or
(b) individually or in the aggregate has had or would reasonably be expected to have (i) a Company Material Adverse Effect or (ii) a material adverse impact on the ability of the Company to consummate the Merger.

          Section 3.10 Insurance. Copies of all material insurance policies applicable to the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section 3.10 of the Company Disclosure Schedule:
(a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any policy; (c) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy; (d) all such insurance polices are customary in scope and amount of coverage for the business of the Company and its Subsidiaries; (e) all appropriate insurers under such insurance policies have been notified as required by such insurance policies of all potentially insurable losses and pending litigation, and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (f) the Company and its Subsidiaries have not received any written notice of cancellation of any material insurance policy maintained in favor of the Company or any of its Subsidiaries or has been denied insurance coverage, in either case, in the past five years.

          Section 3.11 Real Property; Title to Assets.

          (a) Owned Real Property. (i) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property (including street address and store number) owned in fee by the Company or its Subsidiaries (the "Owned Real Property"). Each of the Company and its Subsidiaries has good, valid, fee simple and marketable and insurable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except (A) Liens disclosed on Section 3.11(a) of the Company Disclosure Schedule, (B) Liens for Taxes and general and special assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient amounts have been reserved, and (C) other Liens which, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries, nor materially impair the value thereof or the ability of the Company of any of its Subsidiaries to obtain financing by using such Owned Real Property as collateral. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no outstanding Contracts for the sale of any of the Owned Real Property. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions, easements other than those easements which would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries or any other contracts, options or rights of first offer or rights of first refusal or agreements granting to any Person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

               (ii) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company has not received notice of material violation of any zoning, building, health, safety, fire or other similar law, ordinance, order or regulations with respect to the Real Property.

               (iii) Except as set forth in Section 3.11(a) of the Company's Disclosure Schedule, all utilities currently serving the Real Property are sufficient to permit the Company and its Subsidiaries to conduct their businesses as presently conducted.

               (iv) All structural, mechanical and other systems and material items at the Real Property are free from material defect and in good operating condition, normal wear and tear excluded.

          (b) Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements (including the date, store number and name of the parties to such lease documents) under which the Company or any of its Subsidiaries, leases, subleases, licenses, uses or occupies, or has the right to use or occupy (in each case whether as landlord, tenant, subtenant or other occupancy arrangement), now or in the future, any real property (the "Leased Real Property," and together with the Owned Real Property, the "Real Property"). The leases, subleases, sub-subleases, licenses and other agreements governing such Leased Real Property are referred to herein as the "Real Property Leases." The Company has previously furnished or otherwise made available to Parent true, correct and complete copies of all Real Property Leases, and written summaries of material terms of such Real Property Leases (the "Lease Reports") as posted to the Company's on-line data room on April 27, 2006. The information set forth in the Lease Reports is true and correct in all material respects. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. With respect to each Real Property Lease (i) there is no material default or event which, with notice or lapse of time or both, would constitute a material default on the part of the Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest; (B) as to the Company and its Subsidiaries, such Real Property Lease is in full force and effect; (C) the Merger does not require the consent of or notice to any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (D) the Company's and its Subsidiaries' possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no material disputes with respect to such Real Property Lease; (E) to the knowledge of the Company, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such

Real Property Lease which has not been redeposited in full; (F) the other party to such Real Property Lease is not an Affiliate of the Company or any of its Subsidiaries; (G) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof other than easements which would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Leased Real Property or with the conduct of the business of the Company and its Subsidiaries, are not material to the operation of the Leased Real Property; and (H) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the Real Property Leases contain any unsatisfied capital expenditure requirements or remodeling obligations of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed on Section 3.11(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient amounts have been reserved, and (iii) other Liens which would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Real Property Lease or with the conduct of the business of the Company and its Subsidiaries, nor materially impair the value thereof or the ability of the Company or any of its Subsidiaries to obtain financing by using such Leased Real Property as collateral.

          (c) Personal Property. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to or lease all furniture, fixtures, equipment, operating supplies and other personal property (the "Personal Property") necessary to carry on their businesses as now being conducted, subject to no Liens that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.12 Company Intellectual Property. Section 3.12(a) of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property and Section 3.12(b) of the Company Disclosure Schedule lists all material Company Intellectual Property (whether or not registered). Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, all material Company Intellectual Property is valid, subsisting and enforceable in all respects, is sufficient to operate the business of the Company as currently conducted, and the Company or its Subsidiaries own or have the right to use all material Company Intellectual Property free and clear of all Liens. Except as individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, and except as set forth in Section 3.12(d) of the Company Disclosure Schedule, (i) no Action is pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries has taken all reasonable actions to maintain and protect the Company Intellectual Property, including confidential Company Intellectual Property; and (iv) to the Company's knowledge, no infringement, misappropriation or violation of any intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no claim has been made by any third party based upon an allegation of any such infringement.

          As used in this Agreement, the term "Company Intellectual Property" means (i) all domestic and foreign patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Subsidiaries relating to the Company's or any of its Subsidiaries' businesses or owned by the Company or any of its Subsidiaries;
(ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Subsidiaries, and all common law rights relating to the foregoing.

          Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, investigation, claim, charge or proceeding ("Actions") pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or their respective properties or rights (a) by, before or with any Governmental Authority or (b) by or with any other Person, except for any such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

          Section 3.14 Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

          (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is, or was at any time during the last seven fiscal years, a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) all material Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all material Taxes not yet due and owing in the Company Financials in accordance with GAAP.

          (b) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (c) As of the date of this Agreement, none of the material Tax Returns of the Company or its Subsidiaries filed during any of the most recent six years have been examined by any Taxing Authority and no audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries.

          (d) As of the Closing Date, neither the Company nor its Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

          (e) There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

          (f) Neither the Company nor any of its Subsidiaries (i) has within the past seven years been a member of an "affiliated group" (as defined in Section 1504(a) of the Code or a consolidated, affiliated, unitary or similar group under state, local or foreign tax law) (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

          (g) Neither the Company nor any of its Subsidiaries has granted any unexpired waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

          (h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date;
(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date.

          (i) Neither the Company nor any of its Subsidiaries has within the past five years distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

          (j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under

Section 6111 of the Code or the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the promulgated regulations thereunder.

          (k) With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any of its Subsidiaries has pending any application with any Taxing Authority requesting permission for any change in any accounting method; and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any of its Subsidiaries.

          (l) Each asset with respect to which the Company or any of its Subsidiaries, claims any material depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or one of its Subsidiaries under applicable Tax law.

          (m) Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

          (n) Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in section 999 of the Code.

          As used in this Agreement, the term "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or Personal Property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed.

          As used in this Agreement, the term "Taxing Authority" means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

          As used in this Agreement, the term "Tax Return" means any report, return, document, claim for refund, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

          Section 3.15 Employee Benefit Plans.

          (a) For purposes of this Section 3.15, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of sections 701 et seq. of the Code and section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Pension Plan" means any Plan that is a "defined benefit plan" as defined in Section 3(35) of ERISA.

          "Plans" means all employee benefit plans, programs, practices, agreements, understandings, commitments and other arrangements providing benefits to any employee or former employee in respect of services provided to the Company or any of its Subsidiaries or ERISA Affiliates or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored, administered or maintained by the Company, a Subsidiary or any of their respective ERISA Affiliates or to which the Company, a Subsidiary or any of their respective ERISA Affiliates contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, cash or stock-based bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, fringe benefit, retention, change in control, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          (b) Section 3.15(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any, and any other current summaries or descriptions of benefits furnished to employees, officers and directors; (iv) the most recent annual and periodic accounting of Plan assets, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the Internal Revenue Service, if any; (vii) forms of any notices provided to employees during the last three (3) years in connection with Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1995; and (viii) copies of any correspondence during the last three (3) years relating to a Plan received from, or provided to the Internal Revenue Service, the Department of Labor or any other governmental agency. Except as specifically provided in the foregoing documents made available to Parent or as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates adopted or announced any formal plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan.

          (c) With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), the Plan has received, or an application is pending or not yet untimely for, a determination letter from the Internal Revenue Service that the Plan is qualified and its trust is exempt from taxation under Section 501(a) of the Code, and has been so qualified during the period from its adoption date.

          (d) All contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

          (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, each Plan and related trust agreement has been established, operated and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and all other applicable laws and regulations and with any applicable collective bargaining agreement. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan pursuant to Section 401(a) of the Code or the imposition of any lien on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.

          (f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates contributed to or been obligated to contribute to or withdrawn from any Multiemployer Plan or Multiple Employer Plan. Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, for any Multiemployer Plan in which the Company participates, the Company is in compliance with all of its contribution obligations, is not obligated to pay withdrawal liability, and is not aware of existing circumstances or events (including the transactions contemplated by this Agreement) that would reasonably be expected to trigger withdrawal liability.

          (g) (i) The funding method used in connection with each Pension Plan, which is subject to the minimum funding requirements of ERISA, is acceptable within the meaning of Section 3(31) of ERISA and the actuarial assumptions used in connection with funding each such plan are reasonable as defined in Section 412(c)(3) of the Code and Section 302(c)(3) of ERISA. As of the last day of the last plan year of each Pension Plan, the "underfunded" status of the plan(s), as calculated in accordance with GAAP and using a discount rate of 6% and all other actuarial assumptions and factors consistently used by the Company to calculate and report its pension liabilities for purposes of its filings with the SEC, did not exceed $22 million. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in
     Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any of its Subsidiaries has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan.

               (ii) The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no unreported "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither the Company nor any ERISA Affiliate has, at any time, (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (c) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in
Section 3.15(h) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there has been no communication to employees of the Company, its Subsidiaries or their respective ERISA Affiliates that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. An estimate of the liabilities for providing retiree medical and life benefits coverage to active and retired employees of the Company and its Subsidiaries is reflected on the appropriate balance sheet and books and records of the Company according to Statement of Financial Accounting Standards No. 106.

          (i) Except as disclosed in Section 3.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company, any Subsidiary or any of their respective ERISA Affiliates. Without limiting the generality of the foregoing, except as set forth in Section 3.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) Except as disclosed in Section 3.15(j) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, or any Plan participant or beneficiary. Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, no Plan is, or within the last three (3) years has been, the subject of examination or audit by a governmental authority or a participant in a government sponsored amnesty, voluntary compliance or similar program.

          (k) No Plan is subject to the laws of any jurisdiction outside of the United States. Neither the Company nor any of its Subsidiaries has any employees who are based outside of the United States.

          (l) Neither the Company nor any Plan fiduciary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any ERISA Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Plan and has no unpaid civil penalty under Section 502(l) of ERISA.

          (m) The Company may terminate, suspend, or amend each Plan at any time (except to the extent otherwise restricted by Section 4980B of the Code) without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any Subsidiary, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend or amend any Plan, except as may be required by law.

          (n) The Company and each Plan has properly classified individuals providing services to the Company or its Subsidiaries as independent contractors or as employees, as the case may be.

          Section 3.16 Compliance with Laws; Permits.

          (a) Compliance with Laws. Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or a material adverse impact on the ability of the Company to consummate the transactions contemplated by this Agreement: (i) the Company and each of its Subsidiaries has conducted its business and is in compliance with all Orders and Laws applicable thereto and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

          (b) Company Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses and the lawful ownership, occupancy and operation of the Real Property (collectively, the "Company Permits"), except where the failure to hold the same individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of the Company Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all Company Permits and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.

          (c) Non-Exclusion. None of the Company, its Subsidiaries that participate in a Federal health care program (as that term is defined under 42 U.S.C. Section 1320a-7b(f)) or state health care program, or officers, directors, managing employees, or direct or indirect owners of 5% or more of the Company or Subsidiaries that participate in a Federal health care program or state health care program have been or are currently excluded pursuant to 42 U.S.C. Section 1320a-7 or similar state exclusion authority, debarred, or otherwise ineligible to participate in any Federal health care program or state health care programs, have been convicted of any criminal offense that may lead to exclusion under 42 U.S.C. Section 1320a-7 or other similar state exclusion authority, have been charged by indictment or information with any criminal offense as described above, or are or have been under investigation for or engaged in any activity which may result in exclusion from participation in any Federal health care program or state health care program.

          Section 3.17 Environmental Matters. Except as disclosed in Section
3.17 of the Company Disclosure Schedule and except individually or in the aggregate as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and at all times prior was, in compliance with all applicable Environmental Laws and Environmental Permits except for instances of non-compliance that have been resolved prior to the date of this Agreement, (b) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no Action is pending or, to the Company's knowledge, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law that has not been resolved prior to the date of this Agreement, (c) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under, to or from any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries and no person has been exposed to any Hazardous Substance at any such location that, to the knowledge of the Company, has resulted or is reasonably expected to result in a claim against the Company or any of its Subsidiaries, (d) there are no Environmental Liabilities, (e) each of the Company and its Subsidiaries has obtained and holds all required Environmental Permits, and each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Authority, (f) neither the Company nor its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off site location which could result in an Environmental Liability, (g) no property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries is a current or proposed Environmental Clean-up Site, (h) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing materials which are not in compliance with all applicable Environmental Laws at any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries, (i) neither the Company nor its Subsidiaries has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action and (j) during the last ten (10) years there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, and which are in the possession of the Company or its Subsidiaries (or any representatives or advisors thereof) with respect to any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which have not been made available to the Parent prior to execution of this Agreement. The transactions contemplated by this Agreement do not require the preparation, delivery or filing pursuant to the Indiana Responsible Property Transfer Law, Ind. Code Section 13-25-3-1, et seq. (the "RPTL") of any "disclosure documents" as defined under the RPTL. For purposes of this Section, the terms "Company" and its "Subsidiaries" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          As used in this Agreement, the term "Environmental Laws" means any and all federal, state and local Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety (including worker health and safety), the environment, natural resources or to Hazardous Substances (including the exposure of any Person to Hazardous Substances), pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          As used in this Agreement, the term "Environmental Liabilities" means any and all liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and
(ii) arise from or relate to actions occurring or conditions existing on or prior to the Closing Date.

          As used in this Agreement, the term "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing materials, polychlorinated biphenyls, mold, lead containing materials, radioactive material, or any substance, waste or material regulated under any Environmental Laws.

          As used in this Agreement, "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising under any Environmental Law.

          As used in this Agreement, "Environmental Permit" means any federal, state or local permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law, including without limitation, any and all Orders, consent orders or binding agreements issued by or entered into with a Governmental Authority under any applicable Environmental Law.

          Section 3.18 Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms, and are enforceable by the Company and its Subsidiaries in accordance with their respective terms. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written communication from any party to a Company Material Contract or on behalf of any such party that either the Company or any of its Subsidiaries is in default under a Company Material Contract or such party intends to cancel, terminate or fail or renew such Company Material Contract. Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct a list of all the Company Material Contracts. True and correct copies of the Company Material Contracts have been made available to Parent.

          (a) As used in this Agreement, the term "Company Material Contract" means:

               (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

               (ii) any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company's fiscal year ended April 1, 2006 by the Company or any of its Subsidiaries in excess of $1,500,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 180-days' or less notice;

               (iii) any Contract that contains any restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally (other than restrictions on the provision of products and services under supply agreements that only allow the Company to sell one brand of product) versus another or in any market segment or any geographic area or that would obligate the Company or any of its Subsidiaries or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

               (iv) any Contract or arrangement (other than between or among the Company or any direct or indirect wholly owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (A) incurred any indebtedness for borrowed money that is currently outstanding or (B) given any guarantee in respect of indebtedness for borrowed money;

               (v) any Contract or license pursuant to which the Company obtains any Company Intellectual Property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company has granted exclusive rights to any Company Intellectual Property;

               (vi) any material partnership or joint venture agreement (without regard to legal form) to which the Company or any of its Subsidiaries is a party; and

               (vii) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) Section 3.18(b) of the Company Disclosure Schedule identifies each executive officer and each other officer of the Company or its Subsidiaries, who has entered into a non-compete agreement in favor of the Company or the respective Subsidiary, as applicable.

          Section 3.19 Finders' Fees. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, other than Merrill Lynch & Co. and Peter J. Solomon Company, a copy of whose engagement agreements have been provided to Parent. The Company has not agreed to pay any discretionary fees or commissions to Merrill Lynch & Co. or Peter J. Solomon Company pursuant to such engagement letters.

          Section 3.20 Opinions of Financial Advisors. The Company has received the written opinions of Merrill Lynch & Co. and Peter J. Solomon Company, each dated as of the date hereof to the effect that, as of the date of such opinions, the Merger Consideration to be received by the holders of shares of Company Common Stock in connection with the Merger is fair from a financial point of view to such holders.

          Section 3.21 Takeover Statutes; Rights Plan. (a) No "fair price," "moratorium," "control share acquisition" or other similar Indiana anti-takeover statute or regulation or any anti-takeover provision in the Company's articles of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent and Sub will not be prohibited from entering into a "business combination" (as such term is used in Section 23-1-43 of the IBCL) with the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (b) The Company has taken all actions necessary to render the Rights Plan inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

          Section 3.22 Transactions with Affiliates. Except as set forth in
Section 3.22 of the Company Disclosure Schedule or in the Company SEC Documents, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of ten percent (10%) or more of the voting securities of the Company or (c) affiliate of any such executive officer, director or record or beneficial owner, on the other hand, in each case which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, except those of a type available to employees of the Company generally.

          Section 3.23 Labor Matters. (a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization. Neither is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (b) Since January 1, 2000, none of the Company nor any of its Subsidiaries has taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

          (c) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and immigration.

          (d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any pending or unremedied grievances or pending or unremedied unfair labor practices that, individually or in the aggregate, would reasonably be expected to result in any material liability of the Company. In addition, except as set forth in
Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of any charge or complaint, or threatened charge or complaint, against it before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction that, individually or in the aggregate, would reasonably be expected to result in any material liability of the Company.

          Section 3.24 10b-5. No representation or warranty contained in this
Article III or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub jointly and severally represent and warrant to the Company as set forth below.

          Section 4.1 Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized and validly existing under the Laws of the State of Indiana. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          As used in this Agreement, the term "Parent Material Adverse Effect" means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Subsidiaries taken as a whole.

          Section 4.2 Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent and Sub, and have been adopted by Parent as the sole shareholder of Sub. No vote of any class or series of Parent's capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors' rights generally from time to time in effect and to general principles of equity, good faith and fair dealing, regardless of whether in a proceeding at equity or at Law).

          Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices as may be required under the Securities Act and the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement; (d) filings and notices not required to be made or given until after the Effective Time; and (e) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (a) contravene or conflict with any provision of each of Parent's and Sub's certificate or articles of incorporation and by-laws; (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under
(i) any provision of any material Contract binding upon Parent or Sub or (ii) any material license, franchise, or permit held by Parent or Sub; or (d) result in the creation or imposition of any Lien on any asset of Parent or Sub; other than, in the case of clauses (b), (c) or (d), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

          Section 4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will contain, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.6 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, "knowledge of Parent" means the actual knowledge of the executive officers of Parent.

          Section 4.7 Finders' Fees. The Company will not be responsible for any fee or commission to any investment banker, broker, finder, other intermediary or other Person upon consummation of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Sub.

          Section 4.8 Sub. Sub is a newly-formed and indirect wholly-owned Subsidiary of Parent. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

          Section 4.9 Share Ownership. Neither Parent nor Sub nor any of their respective affiliates own, beneficially or of record, directly or indirectly, any outstanding shares of Company Common Stock.

                                   ARTICLE V

                                    COVENANTS

          Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, after the date hereof and prior to the Effective
Time:

          (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, employees, creditors and business partners;

          (b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) amend or propose to amend its articles of incorporation or organization or by-laws or operating agreements or similar organizational documents or the Rights Plan; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options or as may be required under the Rights Plan;
(iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than the disposal of assets in the ordinary course consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation (whether annual base salary or wages or bonus opportunities or amounts) payable or to become payable by the Company or any of its Subsidiaries to any Company employee (excluding executive officers who shall be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice; (ii) except to the extent currently required under applicable Law or the terms of the applicable Plan disclosed in Section 3.15(b) of the Company Disclosure Schedule, adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any Plan; (iii) hire any new officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee) or terminate the employment of any officers, executives or employees at or above the level of vice president (except for cause), or promote any officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee);

          (e) neither the Company nor any of its Subsidiaries shall cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee, except in the ordinary course of business;

          (f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing revolving credit facilities in an amount not to exceed $95 million in principal at any one time outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person (other than the Company or one of its wholly-owned Subsidiaries); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to non-officer employees in accordance with past practice); or (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice and in accordance the Company's budgeted capital expenditures for fiscal years 2006 and 2007 as previously provided to Parent;

          (g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods, policies, procedures, practices or principles used by it unless required by GAAP or the SEC;

          (h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger and other than as permitted by
Section 5.6 or 5.16;

          (i) neither the Company nor any of its Subsidiaries shall merge or consolidate with any other Person (other than as permitted by Section 5.6 or 5.16) or acquire assets or capital stock of any Person (other than the acquisition of inventory in the ordinary course of business consistent with past practice);

          (j) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

          (k) neither the Company nor any of its Subsidiaries shall enter into any joint venture, partnership or other similar arrangement;

          (l) neither the Company nor any of its Subsidiaries shall (i) enter into any Contract that if existing on the date hereof would be a "Company Material Contract" other than Contracts with suppliers and customers in the ordinary course consistent with past practice, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party, (iii) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder, (iv) change incentive policies or payments under any Company Material Contracts existing on the date hereof or entered into after the date hereof, or (v) enter into any Contract relating to the disposition of assets and/or capital stock except as permitted by Section 5.6;

          (m) neither the Company nor any of its Subsidiaries shall settle or compromise any (i) material Action, whether administrative, civil or criminal, in law or in equity or (ii) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

          (n) neither the Company nor any of its Subsidiaries shall waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement to which it is a party;

          (o) neither the Company nor any of its Subsidiaries shall make or change any elections with respect to Taxes, amend any Tax Returns, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

          (p) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice;

          (q) neither the Company nor any of its Subsidiaries shall enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

          (r) neither the Company nor any of its Subsidiaries shall open or close a store or other business location (other than those listed on Section 5.1(r) of the Company Disclosure Schedule); and

          (s) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (other than with respect to clause (a) above).

          Section 5.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access (including for the purposes of conducting environmental assessments), during normal business hours upon reasonable notice, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request, including not denying access to any third party reasonably requested by Parent. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated November 14, 2005, as amended (the "Confidentiality Agreement").

          Section 5.3 Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

          (b) The Company and Parent will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. The Company and Parent will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Company and Parent will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its affiliates in connection with this Agreement and the transactions contemplated hereby. Parent will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and the Company will each advise the other party promptly of any material communication received by such party or any of its affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and the Company will each consult with the other in advance of any material meetings with the Federal Trade Commission.

          (c) In furtherance and not in limitation of Sections 5.3(a) and (b), each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (d) Notwithstanding the foregoing, Parent shall promptly take, in order to consummate the transactions contemplated by this Agreement, all actions necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the "HSR Clearance") and/or to resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated hereby under any antitrust Law or the Federal Trade Commission Act (each, an "Objection"), and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any such party and (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its affiliates. Parent shall respond to and seek to resolve as promptly as practicable any Objections that are raised. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any action taken pursuant to this
Section 5.3(d) shall not, directly or indirectly, be deemed to result in a breach of the representations and warranties set forth herein nor constitute a Company Material Adverse Effect.

          Section 5.4 Employee Matters. (a) For a period beginning at the Effective Time and ending December 31, 2006, Parent shall either continue the existing Plans of the

Company (other than equity or equity-based plans) or shall provide, or cause the Surviving Corporation to provide, benefits (excluding, for the avoidance of doubt, any equity or equity-based awards) to employees of the Company and its Subsidiaries under substitute plans or arrangements ("Parent Benefit Plans") that are no less favorable in the aggregate to such employees than those provided under such existing Plans (other than equity or equity-based plans). Notwithstanding the foregoing, nothing in this Section is applicable to Multiemployer Plans.

          (b) With respect to any Parent Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate in such plan, vesting of benefits and benefit accrual (other than for purposes of any defined benefit pension plan) service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Parent Benefit Plan that is a welfare benefit plan. Company employees also shall be given credit for amounts paid under a corresponding Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of any Parent Benefit Plan in which the Company employees participate during any such plan year. In addition, Parent will, or will cause the Company and its Subsidiaries to, credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each such employee prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof.

          (c) Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor all agreements set forth in Section
5.4 of the Company Disclosure Schedule to the extent of the respective terms of such agreements.

          (d) All provisions contained herein with respect to Company employees, Plans, agreement and any rights thereunder shall not create any right to continued employment of any Company employee with the Surviving Corporation after the Effective Time.

          Section 5.5 No Solicitation. (a) The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, "Representatives"), directly or indirectly, to:

               (i) solicit, initiate or otherwise facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to the Company's shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries and such Person, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case, a "Competing Transaction");

               (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to a Competing Transaction or a proposal, inquiry or offer that could reasonably lead to a Competing Transaction; or

               (iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to a Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that at any time prior to the Shareholders Meeting:

          (b) (i) the Company may take any action described in the foregoing clause (ii) in respect of any Person, but only if (A) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction (under circumstances in which the Company has complied with its obligations pursuant to this Section 5.5) that, in the good faith judgment of the Company's Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be a Superior Proposal, (B) the Board of Directors of the Company (or any authorized committee thereof), determines in good faith based upon the advice of counsel, that failure to do so would be a breach of its fiduciary duties under applicable Law, and (C) the Company gives Parent and Sub at least three business days' prior written notice of the identity of such Person, the terms and conditions of such proposal and the Company's intention to take any action described in the foregoing clause (ii) of Section 5.5(a); provided, further, that (1) prior to the Company furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement, which shall include customary standstill provisions,
(2) a copy of any confidential information provided to such Person that has not previously been delivered to Parent is delivered to Parent simultaneously with delivery to such Person, and (3) the Company shall promptly (but in any event within 24 hours) notify Parent in writing of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any inquiries, proposals or offers, and shall keep Parent informed on a current basis as to the status thereof and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent);

               (ii) the Company may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (b)(i) above have been met) regarding any such Competing Transaction, the Company's Board of Directors (or any authorized committee thereof) may approve or recommend to its shareholders (or resolve to do so), or publicly propose to approve or recommend to its shareholders an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (A) the Company and its Subsidiaries have complied with their obligations under this Section 5.5, (B) the Company's Board of Directors shall have determined in good faith, following consultation with legal counsel and the Company's financial advisor, that (i) such Competing Transaction is a Superior Proposal, and (ii) failure to take such action would be a breach of its fiduciary duties under applicable law, (C) the Company provides to Parent a written notice, to be delivered promptly, and in any event within 24 hours, of the Company or any Representative becoming aware of such Competing Transaction (a "Notice of Superior Proposal"), (i) advising Parent that the Company's Board of Directors has received a Superior Proposal, (ii) specifying the terms and conditions of such Superior Proposal, including the amount per Share that the shareholders of the Company will receive (valuing any non-cash consideration at what the Board of Directors of the Company determines in it reasonable good faith judgment, after consultation with its independent financial advisers, to be the fair value of the non-cash consideration) and including a copy thereof with all accompanying documentation, and (iii) identifying the Person making such Superior Proposal, (D) the Company cooperates and negotiates in good faith with Parent during the five business day period specified in the immediately succeeding clause (E) to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Non-Recommendation Determination, (E) Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines in its reasonable good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to the shareholders of the Company as such Superior Proposal, and
     (F) in the event the Company intends to enter into any such agreement or arrangement, the Company has previously terminated this Agreement pursuant to Section 7.1(c)(ii) and paid the Company Termination Fee pursuant to
     Section 7.3(b)(iv).

               (iii) Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative (whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries) takes any action that, if taken by the Company, would constitute a breach of this Section 5.5 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.5 by the Company for purposes of this Agreement. The Company agrees that it will promptly inform its Subsidiaries and Representatives of the obligations undertaken in this Section 5.5.

          (c) Nothing contained in this Agreement shall limit the Company's ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that the Company's Board of Directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company's Board of Directors (nor any committee thereof) shall
(i) recommend that the shareholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (ii) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 5.5 shall have been satisfied.

          (d) As used in this Agreement, "Superior Proposal" means a bona fide, written proposal by a third-party for a Competing Transaction not solicited in violation of this Section 5.5 that is on terms that the Company's Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company from a financial point of view (taking into account the identity of the offerer, the likelihood that the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than the transactions contemplated by this Agreement; provided, however, that to be a Superior Proposal, a Competing Transaction must result in a third-party (or the shareholders of such third-party) acquiring, directly or indirectly, Shares representing at least 100% of the economic and voting power of the Company Common Stock (or the economic and voting power of the capital stock of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

          The Company will, and will cause its Subsidiaries and Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction.

          Section 5.6 Shareholders Meeting.

          (a) Shareholder Approval Process. Subject to the provisions of Sections 5.5 and 7.1, the Company shall:

               (i) take all action, in accordance with the U.S. federal securities Laws, the IBCL, all other applicable Law and the Company Charter Documents, necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the "Shareholders Meeting");

               (ii) subject to Section 5.6(b), include in the Proxy Statement the recommendation of the Company's Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger (the "Company Recommendation"); and

               (iii) use commercially reasonable efforts, in accordance with the U.S. federal securities Laws, the IBCL and all other applicable Law, to solicit from its shareholders entitled to vote thereon proxies to be voted at the Shareholders Meeting sufficient under applicable Law to constitute the Company Requisite Vote.

          (b) Non-Recommendation Determination. Neither the Board of Directors of the Company nor any committee thereof shall, except pursuant to the terms and subject to the conditions set forth in Section 5.5(b)(ii), (i)(A) withdraw or qualify (or modify or amend in a manner adverse to Parent or Sub), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Parent or Sub), the Company Recommendation or take any action or make any statement, filing or release, in connection with the Shareholders Meeting or otherwise, inconsistent with the Company Recommendation, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Transaction (any action described in this clause (i) being referred to herein as a "Non-Recommendation Determination") or (ii) approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Competing Transaction (other than a confidentiality agreement referred to in Section 5.5(b)(i)).

          Section 5.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

          Section 5.8 Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consent of the other party, except as may be required by Law or by obligations pursuant to any listing agreement with a national securities exchange or Nasdaq, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued and give such other party a reasonable period of time to comment upon such statement or announcement.

          Section 5.9 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt notice to Parent of any communication received by the Company or any of its Subsidiaries from, or on behalf of, any party to a Company Material Contract that such party intends to cancel, terminate or fail or renew such Company Material Contract.

          Section 5.10 Directors' and Officers' Insurance and Indemnification.
(a) Parent agrees that at all times after the Effective Time, it shall cause the Company to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries entitled to indemnification (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective articles of incorporation or charters or by-laws of the Company and such Subsidiaries or by contract, or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, judgment, fine, cost or expense, including reasonable attorneys' fees and disbursements (whenever asserted or claimed) based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of the Company's Subsidiaries prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses to the extent provided in the applicable articles of incorporation, charters, by-laws or contract. Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided, however, that if the annual cost of such "tail" insurance policies are not available at a cost not greater than 250% of the annual premium paid on the date of this Agreement by the Company for such insurance (the "Insurance Cap"), Parent shall cause to be obtained as much comparable insurance for as long a period (not to exceed six (6) years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

          (b) Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action, proceeding or investigation against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent; provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10.

          (c) The covenants contained in this Section 5.10 are intended to be in addition to the rights otherwise available to an Indemnified Party and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

          (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

          Section 5.11 Proxy Statement.

          (a) Filing. As promptly as reasonably practicable, and in any event within 45 days following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the date of this Agreement. The term "Proxy Statement" shall mean such proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.11. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Parent. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company's response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.

          (b) Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and shall include in such document or response all comments reasonably proposed by Parent; and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Sub and the Company, respectively, for use in the Proxy Statement shall not contain, on the date the Proxy Statement is first mailed to the Company's shareholders and on the date of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

          (c) Company SEC Documents. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (d) Company Financial Statements. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

          Section 5.12 Cooperation. (a) Without limiting the generality of
Section 5.3, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Proxy Statement and (ii) in seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

          (b) Without limiting the generality of Sections 5.2 and 5.3, prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective Representatives of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of offering memoranda, disclosure documents and pro formas in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent, (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports relating to the Company and its Subsidiaries, at the cost of Parent, to provide any necessary "comfort letters" and (iii) delivering financial statements that comply with Regulation S-X under the Securities Act.

          (c) The Company shall, at the request of and in consultation with Parent, take all actions necessary to satisfy and discharge, on or prior to the Closing, the 8 7/8% senior subordinated notes due 2007 (the "Notes") issued by the Company pursuant to that certain Indenture dated as of August 5, 1997, as amended (the "Indenture"), among the Company, the guarantors party thereto and State Street Bank and Trust Company, pursuant to
Article 12 of the Indenture and in compliance with the terms of the Indenture.

          (d) Parent and Sub shall take all actions necessary to enforce their rights pursuant to the Equity Commitment Letter and not amend or waive any provisions thereunder without the prior written consent of the Company.

          Section 5.13 Rights Plan. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.21(b)) requested by Parent in order to render the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement.

          Section 5.14 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Board of Directors of the Company (and on which the Special Committee shall be entitled to rely), the respective Boards of Directors of Parent and Sub supporting the conclusion that immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the amount and terms of any debt and/or equity financing on behalf of Parent or Sub in connection with the transactions contemplated by this Agreement, the Company will be Solvent (as defined below) (or the equivalent thereof, as determined in the reasonable discretion of Parent and the Company) (such letter, the "Solvency Letter"). Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (b) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter. For purposes of this Agreement, "Solvent," when used with respect to any Person means that, as of any date of determination, (i) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) "debt" means liability on a "claim," and (B) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          Section 5.15 Pre-Closing Reorganization. Upon the written request of Parent given at least 5 days prior to the Closing Date, the Company shall, prior to the Closing Date, (i) cause each of its Subsidiaries that is treated as a corporation for U.S. federal income tax purposes and designated in such written request to either merge into the Company or a designated direct or indirect Subsidiary of the Company, convert into a limited liability company or merge into a limited liability company such that, under U.S. federal income tax law, the Company will succeed to the earnings and profits of each such Subsidiary, and (ii) cause its Subsidiaries to take such steps as may be designated in such written request in order to terminate the treatment as a partnership for federal income tax purposes of any Subsidiary designated in such written request; provided, however, that the Company shall not be required to take any of the foregoing actions that would result in material liability or cost to the Company unless Parent shall first agree to reimburse the Company for such liability or cost in the event that the Closing does not occur. Following the taking of any actions as required by this Section 5.15, the Company shall not make, or permit any Subsidiary to make, any election that would be inconsistent with the intended effect of such actions.

                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved by the shareholders of the Company in accordance with the IBCL;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any Order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; and

          (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (d) The Board of Directors of the Company, the respective Boards of Directors of Parent and Sub shall have received the letter referred to in
Section 5.14 or Sub shall have provided to the Board of Directors of the Company, the Special Committee, the respective Boards of Directors of Parent and Sub from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Special Committee and Parent.

          Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

          (a) the representations and warranties of the Company contained in the first sentence of Section 3.1 and contained in Sections 3.2(a), 3.2(b) (but only to the extent it relates to a Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act ("Significant Subsidiary")), 3.2(c)(i) (but only to the extent that the Company failed to disclose Indebtedness exceeding $100,000 in the aggregate), 3.3, 3.9(b), 3.19, 3.20 and 3.21 shall have been true and accurate in all respects as of the date of this

Agreement and the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period). The representations and warranties of the Company (other than those listed in the preceding sentence) shall be true and accurate (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) as of the date of this Agreement and the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except to where the failure of such representations and warranties to be so true and accurate would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect;

          (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

          (c) the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

          (d) any filing or consent with any Governmental Authority the absence of which would reasonably be expected to have a Company Material Adverse Effect shall have been obtained;

          (e) the Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each Subsidiary of the Company, in ease case, effective at the Effective Time;

          (f) Parent shall have received each of the consents and approvals, and copies of the notices, described in Section 6.2(f) of the Company Disclosure Schedule and each such consent, approval or notice (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect;

          (g) Parent shall have received resignations of the officers of the Company and its Subsidiaries requested by Parent; and

          (h) The Notes shall have been satisfied and discharged by the Company pursuant to Article 12 of the Indenture.

The rights of Parent pursuant to this Section 6.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty of the Company.

          Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

          (a) the representations and warranties of Parent and Sub contained in the first two sentences of Section 4.1 and contained in Section 4.2 shall have been true and accurate in all respects as of the date of this Agreement and the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period). The representations and warranties of Parent and Sub (other than those listed in the preceding sentence) shall be true and accurate (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) as of the date of this Agreement and the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect;

          (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing Date; and

          (c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its President or Chief Financial Officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

          Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

                                  ARTICLE VII

                                   TERMINATION

          Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

          (b) by either the Company or Parent if:

               (i) the Merger has not been consummated by October 17, 2006 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before such date;

               (ii) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority, in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

               (iii) provided that there shall have occurred a duly held meeting of the Company's shareholders (including any adjournment or postponement thereof) at which a vote was taken of the Company's shareholders in accordance with the IBCL, the Company Requisite Vote shall not have been obtained at the Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a); or

          (c) by the Company if:

               (i) a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise, to a failure of the conditions set forth in Section 6.3(a) or
     (b) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

               (ii) prior to the Shareholders Meeting, the Board of Directors (or any authorized committees thereof) of the Company shall have resolved to approve and recommend a Superior Proposal after having complied with the requirements of Section 5.5; or

          (d) by Parent:

               (i) if a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 6.2(a) or
     Section 6.2(b) hereof and cannot be cured by and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

               (ii) (A) upon a Non-Recommendation Determination, (B) if the Company's Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal, (C) if the Company shall have breached its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a), (D) if the

     Company's Board of Directors (or any authorized committee thereof) fails to reaffirm publicly and unconditionally the Company's Recommendation within ten (10) business days following Parent's written request to do so (which request may be made at any time after a Competing Transaction has been commenced, publicly disclosed or communicated to the Company's Board of Directors (or any authorized committee thereof)), or (E) if a Competing Transaction is publicly disclosed and the Company fails to issue a press release announcing its opposition thereto within ten (10) business days after such disclosure.

          Section 7.2 Notice of Termination; Effect of Termination.

          (a) Notice of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.4, specifying the provision hereof pursuant to which such termination is effected.

          (b) Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in the last sentence of Section 5.2, Section 7.2, and Section 7.3 and in the Confidentiality Agreement shall survive the termination hereof and (ii) except as provided in the last sentence of Section 7.3(c), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

          Section 7.3 Expenses; Termination Fees.

          (a) Expenses. Except as otherwise specified in this Section 7.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the Merger is consummated. If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii), then the Company shall pay to Parent, in cash by wire transfer of immediately available funds to an account designated by Parent, within five (5) business days following such termination, all of Parent's and Sub's out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by or on behalf of Parent or Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation of the Proxy Statement, the solicitation of the Company Requisite Vote, financing and all other matters relating to the closing of the Merger, up to a maximum of $5,000,000 in the aggregate.

          (b) Termination Fee. If this Agreement is terminated:

               (i) by Parent or the Company pursuant to Section 7.1(b)(i), and
     (A) at or prior to such time a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company, and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause
     (A)), then the Company shall pay to Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable, with respect to the referenced Competing Transaction, is effective, a termination fee and expense reimbursement in an aggregate amount equal to $10,000,000 (the "Company Termination Fee");

               (ii) by Parent or the Company pursuant to Section 7.1(b)(iii), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause
     (A)), then the Company shall pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction;

               (iii) by Parent pursuant to Section 7.1(d)(i), and (A) at or prior to the time this Agreement is terminable by either party pursuant to
     Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction; or

               (iv) by Parent pursuant to Section 7.1(d)(ii) or by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent concurrently with and, in the case of a termination by the Company pursuant to Section 7.1(c)(ii), as a condition of such termination.

          (c) Proration. If the Company is required to pay the Parent a Termination Fee with respect to a Competing Transaction in which 10% or more, but less than 50% of the assets of the Company and its Subsidiaries taken as a whole are to be acquired by any Person; then the amount of the Termination Fee shall be prorated using the percentage of EBITDA of the Company and its Subsidiaries taken as a whole generated by such assets in the Company's last fiscal year. EBITDA shall mean the Company's earnings before interest, taxes and depreciation determined on a consolidated basis in accordance with GAAP and in a manner as is consistent with the Company Financials.

          (d) Remedies. Parent, Sub and the Company agree that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to
Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 7.3 hereof. The Company (and any successor thereto) shall indemnify and hold harmless Parent and each of its Subsidiaries for all losses, costs, damages and expenses arising from any failure or delay of the Company promptly to pay the Company Termination Fee as and when due pursuant to this
Section 7.3, including the cost of enforcement of its rights under this Section
7.3 (including the fees and expenses of counsel and all other professional advisors), in addition to the amount of any Company Termination Fee, together with interest thereon, at the rate of eight (8) percent from the date such amount was first due.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 Definitions. The following terms are defined in the section of this Agreement set forth after each such term below:





Actions...............................................................3.13
Agreement.........................................................Preamble
Articles of Merger.....................................................1.3
Assertion...........................................................5.10(b)
Certificates.........................................................2.3(b)
Class A Company Common Stock......................................Recitals
Class B Company Common Stock......................................Recitals
Closing................................................................1.2
Closing Date...........................................................1.2
Code...................................................................2.4
Company...........................................................Preamble
Company Balance Sheet................................................3.7(a)
Company Balance Sheet Date...........................................3.7(a)
Company Charter Documents............................................3.1(c)
Company Common Stock..............................................Recitals
Company Disclosure Schedule..........................................3.1(b)
Company Financials...................................................3.7(a)
Company Intellectual Property.........................................3.12
Company Material Adverse Effect......................................3.1(a)
Company Material Contract...........................................3.18(a)
Company Permits.....................................................3.16(b)
Company Recommendation...........................................5.6(a)(ii)
Company Requisite Vote...............................................3.3(a)
Company Rights.......................................................3.2(a)
Company SEC Documents................................................3.6
Company Securities...................................................3.2(a)
Company Stock Option.................................................2.2(a)
Company Stock Plans..................................................2.2(a)


Company Subsidiary Securities........................................3.2(b)
Company Termination Fee..............................................7.3(b)
Competing Transaction................................................5.5(a)
Confidentiality Agreement............................................5.2
Contract.............................................................3.2(c)
Controlled Group Liability..........................................3.15(a)
Effective Time.......................................................1.3
Environmental Clean-up Site.........................................3.17
Environmental Laws..................................................3.17
Environmental Liabilities...........................................3.17
Environmental Permit................................................3.17
ERISA...............................................................3.15(a)
ERISA Affiliate.....................................................3.15(a)
Equity Commitment Letter...................................... ...Recitals
Exchange Act.........................................................3.1(b)
GAAP.................................................................3.1(a)
Governmental Authority...............................................3.4
Hazardous Substances................................................3.17
HSR Act..............................................................3.4
HSR Clearance........................................................5.3(d)
IBCL..............................................................Recitals
Indebtedness.........................................................3.2(c)
Indemnified Parties.................................................5.10(a)
Indemnified Party...................................................5.10(a)
Indemnitors.........................................................5.10(b)
Indenture...........................................................5.12(c)
Insurance Cap.......................................................5.10(a)
Law..................................................................3.5
Lease Report........................................................3.11(b)
Leased Real Property................................................3.11(b)
Liens................................................................3.2(b)
Merger...............................................................1.1
Merger Consideration.................................................2.1(a)
Multiemployer Plan..................................................3.15(f)
Multiple Employer Plan..............................................3.15(f)
Non-Recommendation Determination.....................................5.6(b)
Notes...............................................................5.12(c)
Notice of Superior Proposal..........................................5.5(b)
Objection............................................................5.3(d)
Order................................................................3.5
Outside Date.........................................................7.1(b)
Owned Real Property.................................................3.11(a)
Parent............................................................Preamble
Parent Benefit Plans.................................................5.4(a)
Parent Material Adverse Effect.......................................4.1
Paying Agent.........................................................2.3(a)
PBGC................................................................3.15(g)
Pension Plan........................................................3.15(a)
Person...............................................................2.3(b)
Personal Property...................................................3.11(c)
Plans...............................................................3.15(a)
Preferred Stock......................................................3.2(a)
Proxy Statement.....................................................5.11(a)
Qualified Plan......................................................3.15(c)
Real Property.......................................................3.11(b)
Real Property Leases................................................3.11(b)
Representatives......................................................5.5(a)
Rights Plan..........................................................3.2(a)
RPTL................................................................3.17
SEC..................................................................2.3(a)
Securities Act.......................................................3.6
Shareholders Meeting.................................................5.6(a)(i)
Shares............................................................Recitals
Significant Subsidiary...............................................6.2(a)
Solvency Letter.....................................................5.14
Special Committee.................................................Recitals
Sub...............................................................Preamble
Subsidiary...........................................................3.1(b)
Subsidiary Charter Documents.........................................3.1(c)
Superior Proposal....................................................5.5(d)
Surviving Corporation................................................1.1
Taxes...............................................................3.14
Taxing Authority....................................................3.14
Tax Return..........................................................3.14


          Section 8.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's shareholders in the Merger.

          Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               MSH Supermarkets Holding Corp.
               c/o Sun Capital Partners, Inc.
               5200 Town Center Circle
               Suite 470
               Boca Raton, Florida 33486
               Attention:  Gary Talarico
               Telephone No.: (561) 394-0550
               Telecopy No.: (561) 394-0540

               with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, New York 10178
               Attention: Steven A. Navarro, Esq.
               Telephone No.: (212) 309-6000
               Telecopy No.: (212) 309-6001

          (b)  if to the Company, to:

               Marsh Supermarkets, Inc.
               9800 Crosspoint Boulevard
               Indianapolis, Indiana
               Attention: P. Lawrence Butt
               Telephone No.: (317) 594-2345
               Telecopy No.: (317) 594-2757
               with a copy to:

               Baker & Daniels LLP
               600 East 96th Street, Suite 600
               Indianapolis, Indiana 46240
               Attention: James A. Aschleman, Esq.
               Telephone No.: (317) 569-9600
               Telecopy No.: (317) 569-4800

          Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 2, 2006. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms "dollars" or "$" means United States dollars. As used in this Agreement, the term "cash" means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

          Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Equity Commitment Letter and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Sections 5.10 with respect to the obligations of Parent and the Surviving Corporation thereunder, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

          Section 8.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 8.10 Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Indiana, applicable to contracts executed and fully performed within the State of Indiana, without regard to Laws that may be applicable under conflict of laws principles.

          Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.12 Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

               (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of Indiana;

               (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

               (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

               (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.4 or at such other address of which a party shall have been notified pursuant thereto;

               (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

               (vi) agrees to appoint an agent for service of process in Indiana.

          (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                                    * * * * *

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MSH SUPERMARKETS HOLDING CORP.


                                        By: /s/ Gary M. Talarico
                                            ------------------------------------
                                        Name: Gary M. Talarico
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        MS OPERATIONS, INC.


                                        By: /s/ Gary M. Talarico
                                            ------------------------------------
                                        Name: Gary M. Talarico
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        MARSH SUPERMARKETS, INC.


                                        By: /s/ Douglas W. Dougherty
                                            ------------------------------------
                                        Name: Douglas W. Dougherty
                                              ----------------------------------
                                        Title: Executive Vice President --
                                               Finance and Administration
                                               ---------------------------------